Exhibit 10.38

JARDINE SAYER

& Company, Inc.

WORKERS COMPENSATION AND EMPLOYERS LIABILITY
STATUTORY EXCESS OF LOSS REINSURANCE AGREEMENT
P-104/99

EFFECTIVE: JANUARY 1, 1999

Pinnacle Assurance Corporation,
AmComp Preferred Insurance Company,
Thomas Jefferson Insurance Company,
AmComp Insurance Company

A member of the Jardine Lloyd Thompson Group plc

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY
STATUTORY EXCESS OF LOSS REINSURANCE AGREEMENT
P-104/99

EFFECTIVE: January 1, 1999

ATTACHMENT:

•                  NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – USA - NMA –1590

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY
STATUTORY EXCESS OF LOSS REINSURANCE AGREEMENT
P-104/99
(hereinafter referred to as the “Agreement”)

This Agreement is made and entered into by and between Pinnacle Assurance Corporation, AmComp Preferred Insurance Company, Thomas Jefferson Insurance Company, AmComp Insurance Company, other member companies of the AmComp Insurance Group, North Palm Beach, Florida, and certain quota share Reinsurers (hereinafter collectively referred to as the “Company”) of the one part and Continental Casualty Company (hereinafter referred to as the “Reinsurer”) of the other part.

This Agreement replaces the fully executed WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY STATUTORY EXCESS OF LOSS REINSURANCE AGREEMENT - P-104/99, effective January 1, 1999.

ARTICLE I

BUSINESS COVERED

This Agreement is to indemnify the Company in respect of the net excess liability as herein provided and specified which may accrue to the Company as a result of any loss or losses which may occur during the term of this Agreement in respect of in-force, new and renewal Policies issued by or through Florida Administrative Services and/or Pinnacle Administrators, Inc. on behalf of the Company, and classified by the Company as Workers’ Compensation and Employers’ Liability, including liability under U.S. Longshoremen’s and Harbor Worker’s Compensation or similar acts of federal or state law or common law on business underwritten by the Company.

ARTICLE II

TERM

This Agreement shall be effective for a period of thirty-six months from 12:01 A.M., Standard Time (as defined in the Company’s policies) January 1, 1999 to 12:01 A.M., Standard Time, January 1, 2002, on in-force, new and renewal policies. The first accounting period shall be from January 1, 1999 to January 1, 2000. The second accounting period shall be from January 1, 2000 to January 1, 2001. The third accounting period shall be from January 1, 2001 to January 1, 2002.

Upon expiration of this Agreement, coverage will terminate on a “cut-off” basis. The Reinsurer shall not be liable for losses occurring subsequent to the expiration date of this Agreement and no return premium shall be due to the Company.

However, upon expiration of this Agreement, the Company may elect to purchase continuing coverage on a “run-off” basis, in which case the Reinsurer shall remain liable for losses occurring on all Policies in force as of the expiration of this Agreement until the termination or next anniversary of such Policies, whichever occurs first.

“Run-off” coverage shall apply for a period of twelve (12) months from the expiration of this Agreement plus odd time, if any, not to exceed eighteen (18) months in all. The premium applicable to the “run-off” period shall be the unearned premium reserve for policies in force as of the expiration of this Agreement, payable in accordance with PREMIUM and REPORTS AND REMITTANCES Articles of this Agreement.

Notwithstanding the foregoing, either party to this Agreement shall have the right to cancel this Agreement immediately by giving written notice to the other party by registered mail in the event that the other party:

1 ..                                  Suffers a reduction of policyholder surplus of 50% or greater during the term of the Agreement; or

2.                                     Is declared insolvent, put in liquidation, or restricted as to underwriting by any competent regulatory authority or court of competent jurisdiction.

Immediate Termination shall apply on a “cut-off” basis only.

ARTICLE III

TERRITORY

The territorial scope of this Agreement will cover that of the Company’s policies, but is limited to policies issued to employers with employees operating in the states of Florida, Alabama, Georgia, Illinois, Indiana, Kentucky, Wisconsin, Tennessee, South Carolina and Ohio, but this limitation will not apply to losses if the Company’s policies provide coverage outside the aforesaid territorial limits.

Effective August 1, 1999, additional states are added, as follows: Colorado, Mississippi, Missouri, Oklahoma, New Mexico, North Carolina, Texas, Virginia, West Virginia, Louisiana, Arkansas and Arizona.

ARTICLE IV

EXCLUSIONS

This Agreement does not apply to and specifically excludes the following:

A.                                   All reinsurance assumed by the Company; however, local agency reinsurance accepted in the normal course of business will not be excluded hereunder and inter-company pooling arrangements will not be excluded hereunder.

B.                                     All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund.

“Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

C.                                     Loss or liability excluded by the Nuclear Incident Exclusion Clause-Liability-Reinsurance U.S. as attached.

D.                                    Manufacturing, production and refining of petroleum and its products.

E.                                      Professional sports teams.

F.                                      Operations where the governing classification are railroad class codes.

G.                                     Offshore drilling.

H.                                    Tunneling operations involving tunnels over 100 feet in length (auguring shall not be considered tunneling).

I.                                         Wrecking or demolition of buildings, structures or vessels, but not to exclude the wrecking or demolition of buildings not exceeding five stories in height.

J.                                        Financial Guarantee.

K.                                    Loss or liability arising from any participation in any Pools, Associations and Syndicates.

L.                                      The manufacturing, storage, or transportation of fireworks, ammunition, nitroglycerin, or other explosive devices.

M.                                 No reinsurance indemnity will be afforded under this Agreement for:

(1)                                  Operations in which asbestos contracting related classifications of 5472 or 5473 or Asbestos Goods Manufacturing classification of 1852 are appropriately assigned.

(2)                                  Operations involving the installation or removal of asbestos material, but not to exclude the incidental exposure to asbestos material which may occur in the normal operations including, but not limited to, plumbing, carpentry, other building contractors or subcontractors and retail or wholesale distributors.

N.                                    All risks involving exposure to the following substances:

(1)                                  dioxin

(2)                                  polychlorinated byphenlyls.

Effective January 1, 2000, the following classes of business shall be excluded:

O.                                    Maritime Business.

P.                                      FELA Business.

If the Company is inadvertently bound or is unknowingly exposed (due to error, automatic provisions of policy coverage, or as imposed by law) on a risk otherwise excluded herein, such risk shall be covered until the Company receives knowledge thereof, and pending cancellation of such risk, for a period of ten days in addition to the time permitted for cancellation in the original policy, such total not exceeding 70 days in all.

ARTICLE V

SPECIAL ACCEPTANCE

Effective January 1, 1999

The Company may submit to the Wexford Underwriting Managers, Inc., on behalf of the Reinsurer for special acceptance hereunder business not covered by this Agreement. If said business is accepted by Wexford Underwriting Managers, Inc., it shall be subject to the terms of this Agreement, except as such terms are modified by such acceptance.

All individual waiver of Subrogation need to be referred to Wexford Underwriting Managers Inc. prior to issuing.

The following additional Classifications are to be submitted to Wexford Underwriting Managers, Inc. for approval prior to quoting to determine if exposures pose more than an incidental hazard.

A.                                   Any account with manual Premium of $500,000 or more.

B.                                     Any account with an Experience Modification of 1.75 or higher and premium of $100,000 or higher.

C.                                     Any account with more than incidental USL&H or maritime exposure. Incidental is defined for the purposes of this Agreement as not having more than twenty percent (20%) of the Insured’s overall workers’ compensation payroll (excluding clerical) assigned to this type of exposure.

In addition, all accounts that have the following NCCI Code Classifications shall be referred to Wexford Underwriting Managers, Inc. prior to quoting:

CODE	CLASSIFICATION

1164/1165	Mining Risks
2702	Logging and Lumbering
5551	Roofing (all kinds)
7219	Trucking: other than local as a primary code.
7720	Police/Detective Agencies.
8350	Gas Dealers – LPG
7538	Electric Light or Power Line Construction.

Effective January 1, 2000

The following additional Classifications are to be submitted to Wexford Underwriting Managers, Inc. for approval prior to quoting to determine if exposures pose more than an incidental hazard.

A.                                   All Aircraft.

B.                                     Any account with manual Premium of $300,000 or more.

C.                                     Any account with an Experience Modification of 1.50 or higher and premium of $100,000 or higher.

D.                                    Any account with more than incidental USL&H exposure. Incidental is defined, for the purposes of this Agreement, as not having more than ten percent (10%) of the Insured’s overall workers’ compensation payroll (excluding clerical) assigned to this type of exposure.

E.                                      All Hazard Group IV business.

F.                                      NCCI D&E and OD Accounts.

G.                                     Trucking, other than local with greater than 200 mile radius.

H.                                    All Firefighters.

I.                                       Accounts with Structural Iron/Steel erection.

In addition, all accounts that have the following NCCI Code Classifications shall be referred to Wexford Underwriting Managers, Inc. prior to quoting:

CODE	CLASSIFICATION

1164/1165	Mining Risks
2702	Logging and Lumbering
5551	Roofing (all kinds)
7720	Police/Detective Agencies.
8350	Gas Dealers – LPG
7538	Electric Light or Power Line Construction.

It is further agreed that, effective January 1, 2000, the Waiver of Subrogation referral is removed from the Referral List.

ARTICLE VI

NET RETAINED LINES

This Agreement applies only to that portion of any Policy which the Company retains net for its own account, and in calculating the amount of any Loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only Loss or Losses in respect of that portion of any Policy which the Company retains net for its own account shall be included. The amount of the Reinsurer’s liability hereunder in respect of any Loss or Losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurer any amounts which may have become due from them, whether such inability arises from the insolvency of such other Reinsurer or otherwise.

ARTICLE VII

OTHER REINSURANCE

The Company is permitted to have other treaty reinsurance. The premium for any such reinsurance that inures to the benefit of this Agreement may be deducted from the Gross Subject Premium hereunder. Additionally, the Company may purchase facultative reinsurance on any subject risk it deems advisable, and the premium for that portion of the Company’s policy reinsured elsewhere will be deducted from the Gross Subject Premium hereunder.

ARTICLE VIII

DEFINITIONS

“Ultimate Net Loss” as used in this Agreement will mean the amount on any settlement including Extra Contractual Obligations and Excess of Policy Limits awards, or judgment paid by the Company or for which the Company becomes liable to pay; such loss to include expenses of investigation, litigation and interest (including interest accrued prior to final judgment if included as part of loss on reinsured policies) after deduction of all salvages, subrogations, discounts, and recoveries received by the Company, and inuring reinsurance whether recovered or not. Loss will include loss expense arising from the settlement of claims. Recoveries from the Company’s underlying reinsurance agreements will not be deducted when establishing ultimate net loss hereunder.

All salvages, recoveries, or reinsurance received subsequent to any loss settlement hereunder will be applied as if received prior to the settlement, and all necessary adjustments will be made by the parties hereto. Nothing in this definition, however, should be construed to mean that losses under this Agreement are not recoverable until the Company’s ultimate net loss has been ascertained.

“Loss expense” as used in this Agreement will mean all expenses incurred by the Company in the investigation appraisal, adjustment, litigation and/or defense of claims under policies reinsured hereunder, including court costs and interest accrued prior to final judgment if included as part of loss expenses on reinsured policies, interest accrued after final judgment, legal expenses and cost incurred in connection with coverage questions and legal actions connected thereto arising under reinsured policies but excluding internal office expenses (except staff nurses) , salaries, per diem, and other remuneration of regular Company employees. However, in the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment resulting in an ultimate saving on such verdict or judgment or a settlement is reversed outright, the loss expense incurred in securing such final reduction or reversal shall be prorated between the Reinsurer and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment shall be a) prorated in proportion to each party’s interest in such verdict or judgment, or b) added to the Company’s loss when the terms and conditions of the Company’s original policies reinsured hereunder include loss expense as part of the policy limit.

“Direct Earned Premium” as used in this Agreement is defined as the earned portion of the premium for inforce, new and renewal Policies ceded to this Agreement adjusted for experience modification, discounts, credits, surcharges, expense constants and deductible credits, plus or minus premium arising from audit adjustments, minus cancellation and return premium, minus premiums paid for facultative reinsurance which inures to the benefit of this Agreement.

“Occurrence” as used in this Agreement unless otherwise defined in the policies reinsured hereunder will mean each and every accident, disaster, occurrence or casualty, or series of accidents, disasters, occurrences or casualties arising out of one event. Occupational disease shall be deemed to take place on the date upon which the employee is last exposed at work to conditions allegedly causing such occupational disease.

“Agreement Year” as used in this Agreement will mean the period of 12 consecutive months commencing with the inception of this Agreement and each anniversary thereof that this Agreement remains in effect including run-off or short term cancellation.

The term “Policy” shall mean any oral or written binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

ARTICLE IX

LIMIT AND RETENTION

1 .                                    The Company shall retain for its own account and be liable for the first $250,000 of Ultimate Net Loss resulting from each and every Loss Occurrence that commences on or after the effective date of this Agreement.

2.                                       The Reinsurer will then indemnify the Company for the amount of Ultimate Net Loss in excess of $250,000, but the limit of liability to the Reinsurer will not exceed Statutory limits for Workers’ Compensation or $1,000,000 for Employers Liability of Ultimate Net Loss resulting from each and every Loss Occurrence that commences on or after the effective date of this Agreement.

ARTICLE X

RATE AND PREMIUM

A.                                   The Company will pay the Reinsurer 2.00% of the Direct Earned Premium on all in force, new and renewal policies written for the period January 1, 1999 to January 1, 2000, and 3.0% of the Direct Earned Premium on all in force, new and renewal policies written on and after January 1, 2000. The Company will be subject to the following premium for each of the Agreement Years:

	Minimum	Deposit Premium
January 1, 1999 Agreement Year	$1,600,000	$2,000,000
January 1, 2000 Agreement Year	$2,592,000	$3,240,000
January 1, 2001 Agreement year	$3,360,000	$4,200,000

The Deposit Premium is payable in equal quarterly installments on January 31st, April 30th, July 31st and October 31st of each Agreement year.

B.                                     Annually, within ninety days of the end of each Agreement Year, the Company will report Direct Earned Premium earned during the Agreement Year, apply a treaty rate as reflected above to such Direct Earned Premium to determine the developed reinsurance premium, and remit to the Reinsurer the difference between the developed reinsurance premium and the Deposit Premium, if any.

C.                                     As respects each Agreement Year, if the developed reinsurance premium calculated in Paragraph B. is less than the Minimum Premium, the Reinsurer will refund the difference within thirty days of its receipt of the Company’s report, subject to the minimum reinsurance premium for each Agreement Year.

ARTICLE XI

EXTRA CONTRACTUAL OBLIGATIONS

This Agreement will extend to cover any losses arising from claims related extra contractual obligations.

This Agreement shall protect the Company, within the limits hereof, where the loss includes any Extra Contractual Obligations. Eighty percent (80%) of the amount of any Extra Contractual Obligations shall be added to the Ultimate Net Loss which is covered under the provisions of this Agreement and the sum thereof shall be considered one loss subject to the provisions of this Agreement.

“Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original loss from which the Extra Contractual Obligation arises.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE XII

EXCESS OF POLICY LIMITS

This Agreement will extend to cover any losses arising from claims related excess limits liability.

This Agreement shall protect the Company, within the limits hereof, in connection with Ultimate Net Loss in excess of the limit of its original policy for which the Company may be legally liable to pay on business covered hereunder, where loss in excess of the limit has been incurred because of, but not limited to, its failure to settle within the original policy limit by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

Eighty percent (80%) of the amount of any excess of original policy limits shall be added to the Ultimate Net Loss which is covered under the provisions of this Agreement.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word “loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.

ARTICLE XIII

OFFSET

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party hereto under this Agreement and the prior year’s Agreement effective September 1, 1998 and may offset the same against any balance or balances due to the former from the latter. The party asserting the right of offset shall have and may exercise such right whether the balance or balances due to such party from the other are on account of premiums or on account of losses or otherwise and regardless of the capacity, whether as Company or as Reinsurer, in which each party acted under this Agreement, provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with relevant statutes.

ARTICLE XIV

CURRENCY

All of the provisions of this Agreement involving dollar amounts are expressed in terms of United States dollars and all premium and loss payments hereunder shall be made in United States dollars.

ARTICLE XV

ERRORS AND OMISSIONS

Any inadvertent delay, omission, or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is promptly rectified upon discovery.

ARTICLE XVI

TAXES

The Company will pay all taxes of premiums reported to the Reinsurer on this Agreement.

ARTICLE XVII

INSPECTION

At all reasonable times at its regular place of business, the Company shall place at the disposal of the Reinsurer and the Reinsurer shall have the right to inspect, examine, audit, and verify through its authorized representatives, all books, records, and papers of the Company in connection with any reinsurance hereunder, or claims in connections herewith.

The Reinsurer, at its own expense, will have the right to make copies or extracts of any books, records, and papers.

ARTICLE XVIII

SERVICE OF SUIT

(This Clause is only applicable to unauthorized Reinsurers, or to the Reinsurers who are domiciled outside the United States of America.)

It is agreed that in the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any Florida State Court and will comply with all requirements necessary to give such Court jurisdiction, and all matters arising hereunder shall be determined in accordance with the law of the State of Florida and practice of such Court. Nothing in this Clause constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

It is further agreed that service of process in such suit may be made upon Harris, Kukaey, Helgesen, P.A., or an agreed-upon attorney, and that in any suit instituted, the Reinsurer will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon the Reinsurer’s’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any State, Territory or District of the United States which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or the Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as his true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the firm to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE XIX

INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim.

It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claim against the Company indicating the policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, except as provided by the applicable reinsurance regulation or except (a) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

ARTICLE XX

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of or related to the interpretation of this Agreement whether arising before or after termination, not otherwise resolved by the parties, shall be submitted to the decision of a board of arbitration composed of three arbitrators, meeting in North Palm Beach, Florida unless otherwise agreed.

The members of the board of arbitration shall be active or retired, disinterested officials of insurance or reinsurance companies or Lloyd’s of London Underwriters, or members of any Exchange formed for the purpose of writing insurance or reinsurance. Each party shall appoint its arbitrator, and the two arbitrators shall choose a third arbitrator before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant the claimant shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of a third arbitrator within four weeks after their nominations, each of them shall name three, of whom the other shall decline two, and the decision shall be made by drawing lots.

The claimant shall submit its initial briefs within 20 days from the appointment of the third arbitrator. The respondent shall submit its brief within 20 days thereafter, and the claimant may submit a reply brief within 10 days after filing of respondent’s initial brief.

The board shall make its decision with due regard to the custom and usage of the insurance and reinsurance business and with a view to effecting the intent of this Agreement. The board is relieved from following strict rules of law; however, insofar as the board looks to substantive law, it shall consider the law of the state of Florida. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator . The remaining costs of the arbitration proceedings shall be allocated by the board. The board is prohibited from awarding punitive, exemplary and/or treble damages of whatever nature in connection with any arbitration proceeding concerning this Agreement.

ARTICLE XXI

SALVAGE AND SUBROGATION

The Reinsurer shall be subrogated, as respects any loss for which the Reinsurer shall actually pay or become liable, but only to the extent of the amount of payment by, or the amount of liability to, the Reinsurer, to all the rights of the Company against any person or other entity who may be legally responsible in damages for said loss. The Company hereby agrees to enforce such rights, but in case the Company shall refuse or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights.

Any recoveries, salvages or reimbursements applying to risks covered under this Agreement shall always be used to reimburse the excess carriers (from the last to the first, beginning with the carrier of the last excess), according to their participation, before being used in any way to reimburse the Company for its primary loss, inclusive of original deductibles where applicable.

All salvages, recoveries or reimbursements, after deduction of loss adjustment expense applicable thereto, recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto, provided always, that nothing in this Article shall be construed to mean that losses under this Agreement are not recoverable until the Company’s ultimate net loss has been ascertained.

ARTICLE XXII

COMMUTATION

The Company and the Reinsurer may commute outstanding case reserves only by mutual consent. The Company shall submit a statement to the Reinsurer listing payments and case reserves in respect of all incurred losses reported to the Company subject to this Agreement. The statement shall form the basis of an agreed value for such case reserves. The net present value of case reserves contained therein shall be determined by employing one or more of the following alternatives:

A.                                   Calculation based on the following criteria:

1.                                       In respect of all “index linked” benefits, annuity values shall be calculated based upon annual discount of 0%, and an annual escalation of 0%.

2.                                       In respect of all un-indexed benefits, annuity values shall be calculated based upon annual discount of 4%.

3.                                       In respect of all future medical costs, annuity calculation shall be based upon the Company’s evaluation of long term medical care and rehabilitation requirements, using an annual discount of 0% and an annual escalation of 0%.

4.                                       Where applicable, survivor’s life expectancy as well as remarriage probability shall be reflected in the calculation by employing tables recommended by a mutually acceptable actuarial consultant.

B.                                     Any other method of calculating the agreed net present value of one or more case reserves, as mutually agreed between the Company and the Reinsurer.

Such calculation, if and when agreed by the Company and the Reinsurer, shall be considered the final and agreed value of all commuted case reserves subject to this Agreement and the resulting payment by the Reinsurer shall be accepted by the Company in full settlement of the Reinsurer’s liability for all such commuted case reserves.

If agreement cannot be reached, the effort will be abandoned or, alternatively, if the Reinsurer and the Company agree to do so, then the Company shall mutually appoint an independent actuary who shall investigate, determine, and capitalize the net present value of any such unsettled claims. The cost of any independent actuary shall be shared on an equal basis by the Reinsurer and the Company.

In the event the Reinsurer and the Company cannot reach an agreement on an independent actuary but agree to arbitration of the net present value of outstanding losses, then each party shall appoint an actuary. If either party refuses or neglects to appoint an actuary within 30 days after settlement cannot be reached, the arbitration will be abandoned. The two chosen actuaries shall then select a third actuary. If the two actuaries fail to agree on the selection of a third actuary within 30 days after their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

All actuaries, selected by drawing lots, shall be regularly engaged in the valuation of Workers’ Compensation claims and shall be disinterested in the outcome of the commutation and shall be a Fellow of Society of Actuaries/Fellow of the Casualty Actuarial Society or an Associate of Society of Actuaries/Associate of Casualty Actuarial Society. The decision in writing of any two actuaries, when filed with the parties hereto, will be final and binding on both parties. The expenses of the actuaries and of the commutation shall be equally divided between the two parties.

Any payment by the Reinsurer under this Article shall constitute a complete release of the Reinsurer for their liability under the excess layer(s) commuted as respects such claim.

ARTICLE XXIII

INTERMEDIARY

Jardine Sayer & Company, Inc., is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications, including notices, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages and loss settlements relating thereto shall be transmitted to the Reinsurer or the Company through Jardine Sayer & Company, Inc., P.O. Box 6400, Lawrenceville, New Jersey 08648-0400. Payments made by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

ARTICLE XXIV

PARTICIPATION

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY STATUTORY EXCESS OF LOSS REINSURANCE AGREEMENT EFFECTIVE: January 1, 1999. This Agreement obligates the Reinsurer for the proportion shown below of the interests and liabilities set forth under this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the following dates.

In New York, this 15 day of June, 2000.

100.0% Reinsurer: Continental Casualty Company

/s/ [ILLEGIBLE]
Vice President
Title

In North Palm Beach, this 14 day of September, 2000.

PINNACLE ASSURANCE CORPORATION

AMCOMP PREFERRED INSURANCE COMPANY

THOMAS JEFFERSON INSURANCE COMPANY

AMCOMP INSURANCE COMPANY

/s/ Donald Johnson
CFO
Title

JARDINE SAYER

& Company, Inc.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

I.                                         This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

II.                                     Without in any way restricting the operation of paragraph (I) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause B in this paragraph (II) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

LIMITED EXCLUSION PROVISION*

A.           It is agreed that the policy does not apply under any liability coverage, to:

injury, sickness, disease, death or destruction, bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

B.             Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

C.             The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

1.                                       become effective on or after May 1st, 1960, or

2.                                       become effective before that date and contain the Limited Exclusion Provision set out above:

Provided this paragraph (II) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

III.                                 Except for those classes of policies specified in Clause B of paragraph (II) and without in any way restricting the operation of paragraph (I) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

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Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability) shall be deemed to include, with respect to such coverages, from the time specified in Clause E of this paragraph (III), the following provision (specified as Broad Exclusion Provision):

BROAD EXCLUSION PROVISION*

It is agreed that the policy does not apply:

A.           Under any Liability Coverage, to: injury, sickness, disease, death or destruction, bodily injury or property damage

1.                                       with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

2.                                       resulting from hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any Agreement entered into by the United States of America, or agency thereof, with any person or organization.

B.             Under any Medical Payments Coverage, or under any Supplementary Payments Provision, relating to:

immediate medical or surgical relief first aid,

to expenses incurred with respect to:

bodily injury, sickness, disease or death bodily injury

resulting from the hazardous properties of nuclear material, and arising out of the operation of a nuclear facility by any person or organization.

C.             Under any Liability Coverage, to: injury, sickness, disease, death or destruction, bodily injury or property damage resulting from the hazardous properties of nuclear material, if:

1.                                       the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

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2.                                       the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

3.                                       the injury, sickness, disease, death or destruction, bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (3) applies only to:

injury to or destruction of property at such nuclear facility property damage to such nuclear facility and any property thereat.

D.            As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or by-product material; “source material”, “special nuclear material”, and “by-product material”, have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing by-product material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (1) or (2) thereof; “nuclear facility” means

(1)                                  any nuclear reactor,

(2)                                  any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(3)                                  any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than Twenty-Five (25) grams of plutonium or uranium 233 or any combination thereof, or more than Two Hundred Fifty (250) grams of uranium 235,

(4)                                  any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

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With respect to injury to or destruction of Property, the word “injury” or “destruction”, “property damage” includes all forms of radioactive contamination of property. Includes all forms of radioactive contamination of property.

E .           The inception dates and thereafter of all original policies affording coverages specified in this paragraph (III), whether new, renewal or replacement, being policies which become effective on or after May 1st, 1960, provided this paragraph (III) shall not be applicable to:

1.                                       Garage and Automobile Policies issued by the Reassured on New York risks, or

2.                                       statuary liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

IV.                                 Without in any way restricting the operation of paragraph (I) of this Clause, it is understood and agreed that paragraphs (II) and (III) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

NOTES:                                                     The words underlined in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

“Reassured”                          shall be understood to mean “Reassured”, “Company”, “Reinsured” or whatever other term is used in the attached reinsurance agreement to designate the reinsured Company or Companies.

“Reinsurance”                shall be understood to mean “Reinsurance”, “Contract”, “Agreement”, “Policy” or whatever other term is used to designate the attached reinsurance document.

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